Exhibit 10.4

Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036

DATE:	September 5, 2013

TO:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
ATTENTION:	General Counsel
TELEPHONE:	(781) 860-8660
FACSIMILE:	(781) 240-1076

FROM:	Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036

SUBJECT:	Additional Issuer Warrant Transaction

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Morgan Stanley & Co. International plc (“Dealer”) and Cubist Pharmaceuticals, Inc. (“Issuer”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

Disclosure of Agency Relationship

Morgan Stanley & Co. LLC (“MS&CO”) is acting as agent for Dealer and is acting as agent for Issuer as and to the extent required by Rule 15a-6 under the Exchange Act (as defined below), but MS&CO does not guarantee the performance of either party.  Additionally, (i) neither Dealer nor Issuer shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Issuer each hereby acknowledges that any transactions by Dealer or MS&CO with respect to the Transaction will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Issuer, except as otherwise stated herein; and (iv) MS&CO is hereby authorized to act as agent for Issuer only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.  For the avoidance of doubt, any performance by Dealer of its obligations hereunder solely to MS&CO shall not relieve Dealer of such obligations.  MS&CO’s performance to Issuer of Dealer’s obligations hereunder shall relieve Dealer of such obligations to the extent of such performance.  Any performance by Issuer of its obligations (including notice obligations) through or by means of MS&CO’s agency for Dealer shall constitute good performance of Issuer’s obligations hereunder to Dealer.

1.             This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.  For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Issuer had executed an agreement in such form (without any

Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Issuer with a “Threshold Amount” of USD25 million (or USD50 million at such time as Issuer’s senior unsecured indebtedness is rated BBB+ or greater by Standard & Poor’s Ratings Services (“S&P”) or Baa1 or greater by Moody’s Investors Service, Inc. (“Moody’s”), in each case, with a stable or positive outlook (or if Issuer’s senior unsecured indebtedness is not rated at such time by S&P or Moody’s, Issuer’s issuer rating is BBB+ or greater from S&P or Baa1 or greater from Moody’s, in each case, with a stable or positive outlook))). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.  The parties acknowledge that the Transaction to which this Confirmation relates is not governed by, and shall not be treated as a transaction under, any other ISDA Master Agreement entered into between the parties from time to time.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern, and in the event of any inconsistency between either the Definitions or this Confirmation and the Agreement, the Definitions or this Confirmation, as the case may be, shall govern.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Definitions or the Agreement, shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Definitions or the Agreement.

2.             The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General:

Trade Date:	September 5, 2013

Effective Date:	September 10, 2013, or such other date as agreed between the parties, subject to Section 8(a) below

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The common stock of Issuer, par value USD0.001 per share (Ticker Symbol: “CBST”).

Number of Warrants:

For each Component, as provided in Annex A to this Confirmation. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.

Strike Price:	USD96.43

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD62.16, except for any adjustment in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	USD2,119,250

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchanges:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, Dealer may elect in its discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” means the eighth Scheduled Trading Day following the Expiration Date for the Component with the latest Expiration Date, determined without regard to the provisos to the preceding sentence. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Automatic Exercise:

Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Net Share Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, for each Component, Issuer shall deliver to Dealer on the relevant Settlement Date a number of Shares equal to the Number of Shares to be Delivered for such Component to the account specified by Dealer and cash in lieu of any fractional Share valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date, subject to the provisions set forth under “Registration/Private Placement Procedures” below.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Issuer to Dealer no later than 5:00 P.M. (local time in New York City) on the relevant Settlement Date.

VWAP Price:

For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Page “CBST <Equity> AQR” (or any successor thereto) or, if such price is not so reported or is manifestly incorrect, as determined by the Calculation Agent using a volume weighted method.

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 (except that, with respect to any Private Placement Settlement, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:	Any Dividend that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Extraordinary Events:

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the following clause shall be inserted at the end thereof: “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia.”

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as reasonably requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Announcement Event:

With respect to any Component, if an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Event on the theoretical value of such Component (i) on or after the relevant Announcement Date and (ii) on the Valuation Date or any earlier date of termination or cancellation for such Component (in each case, which may include, without limitation, any actual or expected change in volatility, dividends, correlation, stock loan rate or liquidity relevant to the Shares or to such Component), and if, in the case of clause (i) or (ii), such economic effect is material and Dealer so elects in its sole discretion, the Calculation Agent will (x) adjust the terms of such Component to reflect such economic effect and (y) determine the effective date of such adjustment. “Announcement Event” shall mean the occurrence of an Announcement Date in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer, notwithstanding the fact that such Merger Date or Tender Offer Date may not, or may not be anticipated to, occur on or prior to the Valuation Date for the related Component. The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (a) replacing the word “leads” in the third line thereof and in the fifth line thereof with the words “is reasonably likely to lead (as determined by the Calculation Agent)”, (b) deleting the word “firm” in the second and fourth lines thereof and (c) inserting the words “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” at the end of clauses (i) and (ii) thereof.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:

Notwithstanding anything to the contrary in the Equity Definitions, if the composition of Combined Consideration in respect of any Share-for-Combined Merger Event or Tender Offer could be determined by a holder of Shares, Dealer shall determine the composition of such Combined Consideration in its sole discretion.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption, effectiveness or promulgation of regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Insolvency Filing:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	100 basis points per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points per annum

Increased Cost of Hedging:	Applicable

Hedging Disruption:	Applicable; provided that:

(i)            Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)           Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Hedging Party:

Dealer for all applicable Potential Adjustment Events and Extraordinary Events; provided, however, that all calculations, adjustments, specifications, choices, and determinations by the Hedging Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Determining Party:	Dealer for all applicable Extraordinary Events; provided, however, that all calculations, adjustments, specifications, choices, and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

Acknowledgements:

Non-Reliance:		Applicable

Agreements and Acknowledgements Regarding Hedging Activities:		Applicable

Additional Acknowledgements:		Applicable

3. Calculation Agent:

Dealer, which shall make all calculations, adjustments and determinations with respect to the Transaction that are not expressly required hereunder or under the Definitions or the Agreement to be made by another party. All calculations, adjustments, specifications, choices, and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. The parties agree that they will work reasonably to resolve any disputes.

4. Account Details:		Dealer Payment Instructions:
Bank: Citibank, N.A.
SWIFT: CITIUS33
Bank Routing: 021-000-089
Account Name: Morgan Stanley and Co.
Account No.: 30632076

Issuer Payment Instructions:
To be provided by Issuer

5. Offices:		The Office of Dealer for the Transaction is: New York
Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036

The Office of Issuer for the Transaction is: Not Applicable

6. Notices:		For purposes of this Confirmation:

Address for notices or communications to Issuer:

	To:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
	Attn:	General Counsel
	Telephone:	(781) 860-8660
	Facsimile:	(781) 240-1076

Address for notices or communications to Dealer:

To:	Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036
Attention:	Steve Soldo
Telephone:	(212) 761-8848
Facsimile:	(212) 507-6958
Email:	Steven.Soldo@morganstanley.com

With a copy to:	Morgan Stanley & Co. International
c/o Morgan Stanley & Co.
1221 Avenue of the Americas, 34th Floor
New York, NY 10020
Attention:	Anthony Cicia
Telephone:	(212) 762-4828
Facsimile:	(212) 507-4338
Email:	Anthony.Cicia@morganstanley.com

7.             Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)            On the Trade Date, and as of the date of any election by Issuer of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)           Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(iii)          Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv)          Issuer is not entering into this Confirmation and will not make any election hereunder for the purpose of creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v)           Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)          On each of the Trade Date and the Premium Payment Date, Issuer is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the

United States Code) (the “Bankruptcy Code”)) and Issuer would be able to purchase 5,626,075 Shares in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii)         To Issuer’s knowledge, no state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) solely and not due to any other Dealer activity as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares.

(viii)        Issuer shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(ix)          The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of September 4, 2013 among Issuer and Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and RBC Capital Markets Corporation, as representatives of the several Initial Purchasers party thereto, are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(x)           Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Dealer or any governmental agency.

(xi)          During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”).

(xii)         On each day during the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(xiii)        (a) The Shares of Issuer issuable from time to time upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights and (b) a number of Warrant Shares equal to the Capped Number has been accepted for listing or quotation on the Exchange, subject to notice of issuance.  In addition, Issuer shall ensure that at all times until its delivery obligations hereunder have been met in full that the total number of Shares reserved for issuance hereunder and, prior to receipt of the Required Stockholder Approval (as defined below), for issuance under any Other Warrant Transaction (as defined below), in the aggregate, is at least equal to the Capped Number.

(xiv)        Issuer (i) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (ii) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (iii) has total assets of at least $50 million as of the date hereof.

(b)           Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended.

(c)           Dealer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) it is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities.

(d)           Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code.  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e)           It is the intent of the parties that, in respect of Issuer, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

(f)            On each anniversary of the Trade Date, Issuer shall deliver to Dealer an officer’s certificate, signed by an authorized officer, stating the number of Available Shares (as defined in the provision titled “Limitation On Delivery of Shares” below) which delivery shall be deemed to have been made if available through Issuer’s public filings.

8.             Miscellaneous:

(a)           Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events.  If Issuer shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Issuer does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Issuer to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Issuer’s failure to elect or election to the contrary; and provided further that Issuer shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default, a Termination Event or an Extraordinary Event, in each case, which resulted from an event or events within Issuer’s control.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

Applicable and means that Issuer shall deliver to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Issuer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)           Payment by Dealer.  In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default of the type described in Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Issuer an amount pursuant to Section 6 of the Agreement, or (ii) Dealer owes to Issuer an amount pursuant to Article 12 of the Equity Definitions (including, for the avoidance of doubt, any amount payable in connection with an Extraordinary Event), such amount shall be deemed to be zero.

(c)           Additional Termination Events.  The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i)            Dealer reasonably determines that it is advisable to terminate a portion of the Transaction so that Dealer’s related hedging activities will comply with applicable securities laws, rules or regulations;

(ii)           any Person (as defined below) acquires beneficial ownership (determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Issuer’s capital stock entitling the Person to exercise 50% or more of the total voting power of all shares of Issuer’s capital stock entitled to vote generally in elections of directors, other than an acquisition by Issuer, any of Issuer’s subsidiaries and any of Issuer’s employee benefit plans;

(iii)          Issuer merges or consolidates with or into any other Person (other than a subsidiary of Issuer), another Person merges or consolidates with or into Issuer, or Issuer conveys, sells, transfers or leases all or substantially all of its assets to another Person in one transaction or a series of related transactions, other than any transaction:

(A)          that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Shares; or

(B)          pursuant to which the holders of all classes of Issuer’s common equity immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all classes of the capital stock of the continuing or surviving entity or transferee or parent thereof entitled to vote generally in the election of directors or managers of the continuing or surviving entity or transferee or parent thereof immediately after such transaction in substantially the same proportions as such entitlement immediately prior to such transaction;

(iv)          Issuer’s stockholders approve any plan or proposal for the liquidation or dissolution of Issuer; or

(v)           the Shares cease to be listed on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, a transaction or transactions set forth in clause (ii) or (iii) above will not constitute an Additional Termination Event if (A) at least 90% of the consideration paid for the Shares (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights) in connection with such transaction or transactions otherwise constituting an Additional Termination Event consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so traded or quoted immediately following such transaction or transactions and (B) as a result of such transaction or transactions, the “Shares” are composed of such consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ or appraisal rights).

“Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

(d)           Registration/Private Placement Procedures.  (i)  If, in the reasonable judgment of Dealer, for any reason, any Shares or any securities of Issuer or its affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, then the provisions set forth in this Section 8(d) shall apply.  At the election of Issuer by notice to Dealer within one Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due, either (A) all Delivered Securities delivered by Issuer to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Issuer shall deliver additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the delivery by Issuer to Dealer (or any Affiliate of Dealer designated by Dealer) of the Delivered Securities or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Delivered Securities by Dealer (or any such Affiliate of Dealer).  (For the avoidance of doubt, as used in this Section 8(d) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii)           If Issuer makes the election described in Section 8(d)(i)(A) above:

(A)          Dealer (or an Affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are reasonably satisfactory to Dealer or such Affiliate, as the case may be, in its discretion; and

(B)          Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance reasonably satisfactory to Dealer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable and documented expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of one counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)          If Issuer makes the election described in Section 8(d)(i)(B) above:

(A)          Dealer (or an Affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such Affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(B)          Dealer (or an Affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such Affiliate and the private resale of such shares by Dealer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable and documented expenses in connection with such resale, including all reasonable fees and expenses of one counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(C)          Issuer agrees that any Delivered Securities so delivered to Dealer, (i) may be transferred by and among Dealer and its Affiliates, and Issuer shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by Dealer (or such Affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such Affiliate of Dealer).

(D)          Issuer shall not take, or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Issuer to Dealer (or any Affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such Affiliate of Dealer).

(iv)          If Issuer makes the election described in clause (i)(B) of this paragraph (d), then Dealer or its Affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”).  If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Issuer.  If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(d)(iv).  This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(i).

(e)           Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)            Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”.

(ii)           The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by (x) replacing the words “a diluting or concentrative” with “an” in the fifth line thereof, (y) deleting the words “diluting or concentrative effect” in the sixth to last line thereof and (z) replacing the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”.

(iii)          Section 11.2(e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “an economic effect on the relevant Transaction”.

(iv)          Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(v)           Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(f)            Repurchase Notices.  Issuer shall, on any day on which Issuer effects any repurchase of Shares, provide Dealer with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Warrant Equity Percentage (as defined below) is greater by 0.5% or more than the Warrant Equity Percentage set forth in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Warrant Equity Percentage as of September 4, 2013 (calculated as if this Transaction had been entered into as of such date)).  The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, of the numerator of which is the sum of (x) the Number of Warrants and (y) the number of warrants included in any other warrant transaction substantially similar hereto except as to the “Trade Date,” “Effective Date” and “Number of Warrants” (an “Other Warrant Transaction”) between Dealer as buyer and Issuer as seller, and the denominator of which is the number of Shares outstanding on such day.  Issuer agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Issuer shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Issuer will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Issuer) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Issuer.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(g)           Transfer or Assignment.  Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any person or entity whatsoever without the consent of Issuer; provided that, in Issuer’s reasonable determination, Issuer will not be required, as a result of such transfer or assignment, to pay the transferee or assignee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Issuer would have been required to pay to Dealer in the absence of such transfer or assignment.  At any time at which any Ownership Limitation or a Hedging Disruption exists, if Dealer, in its discretion after first using commercially reasonable efforts, is unable to effect a transfer or assignment to a third party on pricing terms and within a time period reasonably acceptable to Dealer such that an Ownership Limitation or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Ownership Limitation or a Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement or Section 8(a) of this Confirmation as if (i) an

Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

(h)           Limit on Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with this Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 9.0% of the outstanding Shares, (ii) Dealer, or any “affiliate” or “associate” of Dealer, would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Issuer or any contract or agreement to which Issuer is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii) and (iii) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Issuer that such delivery would not result in any of such Ownership Limitations being breached.  “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number).  Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer is not entitled to receive at any time pursuant to this Section 8(h), until such time as such Shares are delivered pursuant to this Section 8(h).

(i)            Limitation On Delivery of Shares.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with the Transaction in excess of two times the Number of Warrants (the “Capped Number”). Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Capped Number be subject to adjustment, to the extent that such adjustment would cause the Capped Number to exceed the number of Available Shares, unless such adjustment results from actions of Issuer or events within Issuer’s control.  Issuer represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(i) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to the Trade Date become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions.  Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.  Issuer shall not, until Issuer’s obligations under the Transaction have been satisfied in full, use any Shares that become available for potential delivery to Dealer as a result of any of the foregoing events for the settlement or satisfaction of any transaction or obligation other than the Transaction or the “Transaction” under any Other Warrant Transaction or reserve any such Shares for future issuance for any purpose other than to satisfy Issuer’s obligations to Dealer under the Transaction or the “Transaction” under any Other Warrant Transaction.

Notwithstanding anything to the contrary herein or in the Definitions or the Agreement, any Payment Obligation shall, for all purposes, be calculated without regard to the provisions set forth under this Section 8(i); provided that the number of Shares deliverable pursuant to Section 8(a) above (if applicable) shall not exceed the applicable Capped Number.

(j)            Right to Extend.  Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered with respect to one or more Components), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(k)           No Netting and Set-Off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)            Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders or Issuer in the event of Issuer’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Issuer’s bankruptcy.

(m)          No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, the Equity Definitions or any other agreement between the parties to the contrary, the obligations of Issuer under the Transaction are not secured by any collateral.

(n)           Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(o)           Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Issuer, such delivery shall be effected through MS&CO.  In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Issuer shall be transmitted exclusively through MS&CO.

(p)           Effectiveness.  If, prior to the Effective Date, Dealer reasonably determines that it is advisable to cancel the Transaction because of concerns that Dealer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(q)           Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(r)            Agreements and Acknowledgments Regarding Hedging.  Issuer understands, acknowledges and agrees that: (A) at any time on and prior to the final Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the VWAP Price; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the VWAP Price, each in a manner that may be adverse to Issuer.

(s)            Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(t)            Certain Tax Considerations.

(i)            Dealer makes the following representations to Issuer: (A) it is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the U.S. Treasury Regulations), and (B) it is a “non-U.S. branch of a foreign person” (as that term is used in Section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes.  Dealer agrees to complete, accurately and in a manner reasonably satisfactory to Issuer, to execute and to deliver to Issuer a valid U.S. Internal Revenue Service Form W-8BEN (or any successor form) and any required attachments thereto (x) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (y) promptly upon reasonable demand by Issuer and (z) promptly upon learning that any Form W-8BEN (or any successor thereto) previously provided by Dealer has become obsolete, invalid or incorrect.

(ii)           Issuer makes the following representation to Dealer: it is a corporation established under the laws of the State of Delaware and is a “United States person” (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended).

(iii)          Issuer agrees to complete, accurately and in a manner reasonably satisfactory to Dealer, to execute and to deliver to Dealer a valid U.S. Internal Revenue Service Form W-9 (or any successor form) and any required attachments thereto (A) upon execution of this Confirmation and thereafter prior to the date on which such form becomes invalid, (B) promptly upon reasonable demand by Dealer and (C) promptly upon learning that any Form W-9 (or any successor thereto) previously provided by Issuer has become obsolete, invalid or incorrect.

(u)           Early Unwind.  In the event the sale by Issuer of the Optional Securities (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on September 10, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than the fifth business day thereafter) (September 10, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (x) the Transaction and all of the respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated and (y) Issuer shall assume, or reimburse the cost of, derivatives and other hedging activities entered into by Dealer or one or more of its affiliates in connection with hedging the Transaction and the unwind of such hedging activities, and purchase any Shares purchased by Dealer or one or more of its affiliates in connection with hedging the Transaction at the cost at which Dealer or such affiliates purchased such Shares. Following such termination, cancellation and payment, subject to the preceding sentence, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(v)           Waiver of Jury Trial.  EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(w)          Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS

RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to us.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Joseba Picaza
Name: Joseba Picaza
Title: Executive Director

MORGAN STANLEY & CO. LLC
as Agent

By:	/s/ Michael Stern
Name: Michael Stern
Title: Executive Director

Issuer hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael J. Tomsicek
Name: Michael J. Tomsicek
Title: Senior Vice President and Chief Financial Officer

ANNEX A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1.	2,654	November 30, 2018
2.	2,654	December 3, 2018
3.	2,654	December 4, 2018
4.	2,654	December 5, 2018
5.	2,654	December 6, 2018
6.	2,654	December 7, 2018
7.	2,654	December 10, 2018
8.	2,654	December 11, 2018
9.	2,654	December 12, 2018
10.	2,654	December 13, 2018
11.	2,654	December 14, 2018
12.	2,654	December 17, 2018
13.	2,654	December 18, 2018
14.	2,654	December 19, 2018
15.	2,654	December 20, 2018
16.	2,654	December 21, 2018
17.	2,654	December 24, 2018
18.	2,654	December 26, 2018
19.	2,654	December 27, 2018
20.	2,654	December 28, 2018
21.	2,654	December 31, 2018
22.	2,654	January 2, 2019
23.	2,654	January 3, 2019
24.	2,654	January 4, 2019
25.	2,654	January 7, 2019
26.	2,654	January 8, 2019
27.	2,654	January 9, 2019
28.	2,654	January 10, 2019
29.	2,654	January 11, 2019
30.	2,654	January 14, 2019
31.	2,654	January 15, 2019
32.	2,654	January 16, 2019
33.	2,654	January 17, 2019
34.	2,654	January 18, 2019
35.	2,654	January 22, 2019
36.	2,654	January 23, 2019
37.	2,654	January 24, 2019
38.	2,654	January 25, 2019
39.	2,654	January 28, 2019
40.	2,654	January 29, 2019
41.	2,654	January 30, 2019
42.	2,654	January 31, 2019

A-1

Component Number	Number of Warrants	Expiration Date
43.	2,654	February 1, 2019
44.	2,654	February 4, 2019
45.	2,654	February 5, 2019
46.	2,654	February 6, 2019
47.	2,654	February 7, 2019
48.	2,654	February 8, 2019
49.	2,654	February 11, 2019
50.	2,654	February 12, 2019
51.	2,654	February 13, 2019
52.	2,654	February 14, 2019
53.	2,654	February 15, 2019
54.	2,654	February 19, 2019
55.	2,654	February 20, 2019
56.	2,654	February 21, 2019
57.	2,654	February 22, 2019
58.	2,654	February 25, 2019
59.	2,654	February 26, 2019
60.	2,654	February 27, 2019
61.	2,654	February 28, 2019
62.	2,654	March 1, 2019
63.	2,654	March 4, 2019
64.	2,654	March 5, 2019
65.	2,654	March 6, 2019
66.	2,654	March 7, 2019
67.	2,654	March 8, 2019
68.	2,654	March 11, 2019
69.	2,654	March 12, 2019
70.	2,654	March 13, 2019
71.	2,654	March 14, 2019
72.	2,654	March 15, 2019
73.	2,654	March 18, 2019
74.	2,654	March 19, 2019
75.	2,654	March 20, 2019
76.	2,654	March 21, 2019
77.	2,654	March 22, 2019
78.	2,654	March 25, 2019
79.	2,654	March 26, 2019
80.	2,641	March 27, 2019

A-2